EXHIBIT 99.1

Silverstar Holdings Announces Financial Results for
Period Ending March 31, 2006

— Sequential Quarterly Revenues Increase 52%

— Results Reflect Continuing Improvement of Entertainment Software Operations

BOCA RATON, FL- (MARKET) – May 15, 2006 — Silverstar Holdings, Ltd. (Nasdaq: SSTR) today reported its results of operations for the third quarter and nine months ended March 31, 2006.

The Company reported revenues from continuing operations of $1.5 million for the third quarter, a sequential quarterly increase of $512,000 or 52% over the quarter ended December 31, 2005. Revenues from continuing operations for the nine-month period were $2.85 million. Revenues do not include sales from the operations of Fantasy Sports, Inc. which was sold in April 2006 and has been classified as discontinued operations.

For the third quarter, operating earnings from continuing operations before interest, taxes, depreciation and amortization were $55,902 or $0.01 per share as compared to ($319,065) or ($0.04) per share for the same period in 2005.

For the nine months, operating earnings from continuing operations before interest, taxes, depreciation and amortization were ($540,877) or ($0.06) per share as compared to ($775,008) or ($0.09) per share in 2005.

For the third quarter, net income after acquisition costs, foreign currency losses, and debt issuance costs was ($401,300) or ($0.04) per share compared to ($521,913) or ($0.06) per share in 2005. During the quarter, the Company recorded acquisition costs of $75,000, debt issuance costs of $185,000, foreign currency losses of $165,000, and interest expense of $124,000. In 2005, the Company recorded foreign currency losses of $319,000.

For the nine months, net income after acquisition costs, foreign currency losses, and debt issuance costs was ($1,262,184) or ($0.14) as compared to $43,804 or $0.01 per share. During the nine-month period ended March 31, 2006, the Company recorded acquisition costs of $285,000, debt issuance costs of $308,000, foreign currency losses of $148,000 and interest expense of $218,000, none of which were recorded in 2005.

As of March 31, 2006, the Company’s balance sheet shows $19.9 million in total assets including cash of $8 million and shareholder equity of $12.1 million. These numbers do not reflect the $3.85 million in cash received from the sale of Fantasy Sports, Inc. which occurred subsequent to the end of the quarter.

Clive Kabatznik, Chief Executive Officer of Silverstar Holdings, stated: “We are pleased with the continuing progress of Strategy First, our entertainment software subsidiary. With revenues of $1.5 million for the quarter and a stand alone operating profit of $288,000 Strategy First continues its progress in rebuilding its position as a leading publisher and distributor of entertainment software.”

Mr. Kabatznik continued, “The recent sale of Fantasy Sports, Inc. realized $3.85 million in additional cash and focuses our operations in the entertainment software media and marketing business.”

Mr. Kabatznik concluded, “With approximately $10 million in cash, we will continue to source opportunities to enhance our portfolio of companies. We are aggressively seeking opportunities that will enhance our portfolio while helping to boost the size and earnings performance of the Company in both the short- and long-term.”

About Silverstar Holdings

Silverstar Holdings Ltd. is a publicly traded company (Nasdaq: SSTR), focusing on acquiring controlling positions in high-growth retail-driven and fee-based electronic game businesses that stand to benefit from the economies of scale generated by the Internet and other technology-related platforms. It currently owns Strategy First Inc., a leading developer and worldwide publisher of entertainment software for the PC, as well as a stake in Magnolia Broadband, a fab-less semiconductor company and innovator of radio frequency (RF) solutions for the cellular industry.

www.silverstarholdings.com The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties, including but not limited to risks associated with the uncertainty of future financial results, additional financing requirements, development of new products, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties detailed in the company’s filings with the Securities and Exchange Commission.

Contact:
Silverstar Holdings, Inc.
Clive Kabatznik, President and CEO
(561) 479-0040 or clive@silverstarholdings.com

OR

Alliance Advisors, LLC
Alan Sheinwald, President
(914) 244-0062, or asheinwald@allianceadvisors.net

Silverstar Holdings, Ltd.
Consolidated Statement of Earnings

	Quarter Ended March 31, 2006	Quarter Ended March 31, 2005

Revenues	$1,494,991	--

Net Loss from Continuing Operations	($ 401,300)	($ 521,913)

Depreciation and Amortization*	$228,398	$2,107

Net Interest Income	$11,665	$123,872

EBITDA	($ 161,237)	$395,934

Foreign Currency Loss	($ 165,070)	($ 318,702)

Acquisition Costs	($ 75,436)	--

Adjusted EBITDA	$55,902	($ 319,065)

Adjusted EBITDA Per Share	$0.01	($ 0.04)

Net Loss Per Share	($ 0.04)	($ 0.06)

Weighted Average Number of Shares Outstanding	9,098,584	8,703,081

* Includes ($184,753) Amortization of Convertible Debt Discounts and Issuance Costs.

Silverstar Holdings, Ltd.
Consolidated Statement of Earnings

	Nine Months Ended March 31, 2006	Nine Months Ended March 31, 2005

Revenues	$2,849,134	--

Net Income (Loss) from Continuing Operations	($1,262,184)	$43,805

Depreciation and Amortization*	$436,566	$6,324

Net Interest Income	$106,122	$445,120

EBITDA	($ 54,877)	$775,008

Foreign Currency Gain (Loss)	($ 147,530)	$221,628

Acquisition Costs	$284,778	--

Adjusted EBITDA	($ 540,877)	($ 775,008)

Adjusted EBITDA Per Share	($ 0.06)	($ 0.09)

Net Income (Loss) Per Share	($ 0.14)	$0.01

Weighted Average Number of Shares Outstanding	9,081,229	8,698,036

* Includes ($307,922) Amortization of Convertible Debt Discounts and Issuance Costs.